Exhibit 10.11

PREMIER, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2003

ARTICLE 1.  PLAN AMENDMENT AND RESTATEMENT; PURPOSE

1.1                               Amendment and Restatement.  Premier, Inc., a Delaware corporation (the “Company”), hereby amends and restates its annual incentive compensation plan, which is known as the Premier, Inc. Annual Incentive Compensation Plan (the “Plan”), originally established effective July 1, 1996 for selected employees.

1.2                               Purpose.  The purpose of the Plan is to maximize the success of the Company and the Premier Group by providing significant financial incentive opportunities to employees, to assist in attracting and retaining employees of superior abilities, and to further align the interests and objectives of Participants with those of the Company and the Premier Group.

ARTICLE 2.  DEFINITIONS

2.1                               Definitions.  Whenever used herein the following terms shall have their respective meanings as set forth below:

(a)                                 “Administrator” means the employee(s) of the Company designated from time to time by the Committee to perform those duties specified in the Plan.

(b)                                 “Award” shall have the meaning set forth in Section 7.2

(c)                                  “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company or its stockholders, (iii) the company shall sell substantially all of its assets to another corporation which corporation is not majority owned by the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire beneficial ownership of 50% or more of the outstanding voting securities of the Company.  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(d)                                 “Committee” means the Compensation Committee of the Board of Directors of the Company.

(e)                                  “Company” means Premier, Inc.

(f)                                   “Disability” means a determination of disability with respect to a Participant under the long-term disability plan maintained by the Participant’s Premier Group employer.  If, at any time during the period that this Plan is in operation, the applicable entity of the Premier Group does not maintain a long-term disability plan, “Disability” shall mean a physical or mental condition that, in the judgment of the Administrator, permanently prevents a Participant from performing the essential functions of the Participant’s job duties with the Premier Group or such other position or job that is made available to the Participant within the Premier Group and for which the Participant is qualified by reason of education, training and experience, with or without reasonable accommodation.  In making such determination, the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates.  In addition, the Participant upon request by the Administrator must submit such medical evidence, records and examination data to the Administrator regarding any Disability as is reasonably necessary for the Administrator to evaluate the same, to be treated as confidential as required by law.  The Administrator shall make all determinations and resolve any disputes regarding Disability in its sole discretion, and any decision of the Administrator concerning the same will be binding on all parties.

(g)                                  “Earnings” means the gross, base straight time salary/wages actually paid to the Participant by the applicable Premier Group employer for the Plan Year plus overtime, vacation pay, holiday pay, sick pay and any short-term disability payments made to the Participant under the Premier Group’s short-term disability programs (whether or not paid directly by the Premier Group), excluding any bonus (including a lump-sum payment made in lieu of salary increase), commissions, incentive compensation, deferred compensation payments, stock options, profit sharing, dividends, benefits, severance pay, vacation payout, expense reimbursements, miscellaneous allowances or any other compensation.  For the Plan Year beginning July 1, 2003 only, Earnings for a Participant who is on a leave of absence during any portion of such Plan Year for reason of a military service, family or medical leave shall be calculated assuming that the Participant continued to be paid during such leave period at the rate of base salary/wages in effect immediately before such leave commenced.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934 and all regulations issued thereunder and any successors thereto.

(i)                                     “Goals and Performance Standards” shall have the meaning set forth in Section 5.1.

(j)                                    “Participant” means any individual designated to participate in the Plan pursuant to Article 4.

(k)                                 “Performance Standard Achievement” shall have the meaning set forth in Section 7.1.

(l)                                     “Plan Year” means the twelve-month period beginning July 1 through June 30.

(m)                             “Premier Group” means the Company and/or those affiliates, subsidiaries or managed entities which the Company permits to participate in the Plan.

(n)                                 “Retirement” means the Participant’s voluntary resignation from the Premier Group on or after attaining age 59 ½ or age 55 with 5 or more years of service.

(o)                                 “Stretch” means the level of achievement in which the highest payout for Goals and Performance Standards will be made.

(p)                                 “Target” means 100% achievement of the Goals and Performance Standards.

(q)                                 “Target Award Opportunity” shall have the meaning set forth in Section 6.1.

(r)                                    “Termination of Employment” means the separation or end of the Participant’s employment with any and all members of the Premier Group for any reason.

(s)                                   “Threshold” means the minimum level of achievement that must be attained for Goals and Performance Standards before a Plan Award is potentially earned.

ARTICLE 3.  ADMINISTRATION

3.1                               Committee.  The Committee shall have general responsibility for the administration of the Plan according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power and authority:

(a)                                 To make rules and regulations for the administration of the Plan;

(b)                                 To construe all terms, provisions, conditions and limitations of the Plan;

(c)                                  To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;

(d)                                 To determine all controversies relating to the administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group or the Administrator and the Participants;

(e)                                  To resolve any questions necessary to promote the uniform administration of the Plan; and

(f)                                   To amend the Plan or terminate the Plan pursuant to Article 10.

3.2                               Administrator.  The Administrator shall have responsibility for the day to day operation of the Plan.  The Administrator shall make initial determinations regarding administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group and matters relating to Participant eligibility and incentive payments under the Plan.  The foregoing notwithstanding, the Administrator also shall have responsibility for those decisions or actions specifically set forth in the provisions of this Plan.

3.3                               Discretion.  The Committee or the Administrator, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing those acts in its sole and absolute discretion and judgment.  Any decision made by the Committee, or any refraining to act or any act taken by the Committee, shall be final and binding on all parties.

3.4                               Liability and Indemnification.  The Committee or the Administrator shall not be liable for any act done or any determination made in good faith.  The Company and the Premier Group shall, to the fullest extent permitted by law, indemnify and hold the Committee, its members and the Administrator harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by the Committee, its members and the Administrator in connection with or otherwise related to service in such capacity.

ARTICLE 4.  PLAN PARTICIPATION

4.1                               Participation.  All employees of the Premier Group shall participate in the Plan, except that an individual who becomes an employee of the Premier Group on or after April 1 shall not begin participating in the Plan until the next Plan Year.  An individual who becomes an employee of the Premier Group after the start of the Plan Year and before April 1 shall enter the Plan immediately and a Target Award Opportunity shall be established and communicated to such employee as soon as administratively practicable.

4.2                               Term of Participation.  A Participant’s participation in the Plan shall continue until the earlier to occur of: (a) the Participant’s Termination of Employment, or (b) termination of the Plan as provided in Article 10.

ARTICLE 5.  GOALS AND PERFORMANCE STANDARDS

5.1                               Goals and Performance Standards.  The Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall recommend to the Committee: (a) Plan Year goals, and (b) performance standards that will be used to determine the degree to which the goals have been achieved (“Goals and Performance Standards”).  Threshold, Target and Stretch Performance Standards shall be established for each Goal.  The Goals and Performance Standards shall be measurable as of the conclusion of the Plan Year.

5.2                               Committee Approval.  The Committee will review, and will approve or modify as it deems appropriate, the recommendations for Goals and Performance Standards as provided by Section 5.1.

ARTICLE 6.  AWARD OPPORTUNITY

6.1                               Target Award Opportunity.  Annually, by July 31 of each Plan Year, the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall establish a Target award opportunity for each Participant (the “Target Award Opportunity”).  The Target Award Opportunity shall be expressed as a percent of a Participant’s Earnings for the Plan Year.  Each Target Award Opportunity may consist of up to two three components, namely:

•                  Company Goals

•                  Departmental/Individual Goals

•                  Discretionary Considerations

The sum of all components will equal the total Target Award Opportunity.  Each component of the total Target Award Opportunity shall be weighted such that the total weighting will equal 100%.

6.2                               Participant Notification.  The Administrator shall notify each Participant of the Participant’s Target Award Opportunity for the Plan Year as soon as practicable following the establishment of such Target Award Opportunity.

ARTICLE 7.  AWARD DETERMINATION

7.1                               Performance Review.  Within 90 days of the conclusion of a Plan Year, the Committee shall review and approve the performance of the Premier Group in achieving the Goals and Performance Standards for the Plan.  The Administrator shall make a determination of the Award percentage for each Participant based on total, aggregate Goals and Performance Standard achievement approved by the Committee (“Performance Standard Achievement”) utilizing the following:

Performance Standard Achievement	Award Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Stretch	150%

In determining Performance Standard Achievement, the Committee may, in its sole and absolute discretion, eliminate from earnings of the Premier Group those extraordinary gains or losses of an abnormal or non-recurring nature, which in their judgment, should be excluded.  This may, therefore, exclude items such as sale of capital assets, changes in accounting methods, tax adjustments, adjustments to earning for unrealized foreign exchange gains or losses, and approved restructuring expense or similar items.  It is intended that any Goal established under the Plan that is based on income of the Premier Group will be determined using an income calculation that takes into consideration an expense accrual for the Plan Awards.

Actual Plan Awards will equal, exceed or fall below Target levels based on the extent of Performance Standard Achievement.

If Performance Standard Achievement is determined to be between Threshold and Target or between Target and Stretch, the Administrator shall determine the appropriate Award percentage by interpolation within the ranges shown in this Section 7.1 above.

7.2                               Award Calculation.  The Administrator shall calculate a Participant’s award under the Plan (the “Award”) applying the following formula: the Award percentage, as described in Section 7.1 above, multiplied by the Target Award Opportunity, multiplied by the Participant’s Earnings for Plan Year.  For example, if the Award percentage is 110% and a Participant has a Target Award Opportunity of 75% and Plan Year Earnings of $300,000, the Participant’s Award would be $247,500.

ARTICLE 8.  AWARD PAYMENT

8.1                               Payment and Timing.  Subject to Article 9, Awards shall be paid in cash as soon as calculable and administratively feasible following the close of the Company’s fiscal year-end (June 30).  However, a Participant who is otherwise eligible for and entitled to an Award under Articles 4 and 9 need not be employed by the Premier Group on the date that payment of the Award is actually made.

8.2                               Deferral of Payment.  Notwithstanding any other provision of the Plan, a Participant’s Award shall not be paid in cash to the extent that the Participant has entered into a deferral agreement, an employment agreement or such other agreement with the Company or another member of the Premier Group which agreement specifically provides for the deferral of an Award otherwise payable under the Plan.

ARTICLE 9.  TERMINATION EVENTS

9.1                               Termination Due to Death, Disability, Retirement or a Change of Control.  In the event a Participant’s employment with the Premier Group terminates or ends at any point in time before or after the end of the Plan Year as a result of a Participant’s: (a) death, Disability or Retirement, or (b) resignation occurring within two years following a Change of Control, the Participant (or the Participant’s estate in the event of the Participant’s death) shall be entitled to payment as provided in Article 8 of any Award to which the Participant may be entitled pursuant to Articles 4 and 7, as applicable.

9.2                               Other Termination Events.  In the event a Participant’s employment terminates or ends at any point in time before the end of the Plan Year for any reason other than the Participant’s: (a) death, Disability or Retirement, or (b) resignation occurring within two years following a Change of Control, the Participant’s participation in the Plan shall immediately terminate, and the Participant shall forfeit all rights under the Plan, including the right to receive any Award or any payment of all or a portion of any Award.

ARTICLE 10.  AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

10.1                        Right to Amend, Suspend or Terminate Plan.  The Committee reserves the right at any time to amend, modify, suspend or terminate the Plan for any reason and without the consent of the Administrator, the Participants or any other person.

10.2                        Notice.  Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Committee to the Administrator and to all Participants.

ARTICLE 11.  GENERAL PROVISIONS REGARDING PLAN ADMINISTRATION

11.1                        Limitation of Rights.  The granting of any rights to a Participant under the provisions of the Plan represent only a discretionary, contingent right to receive compensation.  Accordingly, nothing in this Plan shall be construed:

(a)                                 To limit in any way the right of the Premier Group to terminate a Participant’s employment at any time for any reason;

(b)                                 To evidence any agreement or understanding, express or implied, that the Premier Group will employ a Participant in any particular capacity for any particular term or for any particular remuneration; or

(c)                                  To grant any right to, or interest in, either express or implied, any equity position or ownership in the Premier Group.

Moreover, no Participants shall have any right or interest, whether vested or otherwise, in the Plan or in any Award unless and until all of the terms, conditions, and provisions of the Plan and the guidelines have been complied with and an Award has been paid.

11.2                        Alienation.  No benefit provided by this Plan shall be transferable by the Participant except on the Participant’s death, as provided in this Plan.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void.  No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit.  If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the discretion of the Administrator, cease.  In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Administrator shall deem proper, in its sole discretion, but it shall not be required to do so.

11.3                        Tax Withholding.  If the Premier Group shall be required to withhold any amount by reason of any federal, state or local tax laws, rules, regulations or court decisions in respect of the payment of an earned Award, the Premier Group shall be entitled to deduct or withhold such amounts from any Award payments to a Participant or beneficiary thereof.

11.4                        Unfunded Plan.  The Plan shall be unfunded.  Premier Group shall not be required to segregate or earmark any cash, or other assets and property in connection with the Plan.  The Premier Group, the Committee and the Administrator shall not have any fiduciary responsibility to any employee or Participant in connection with this Plan.  In addition, the Premier Group shall not be deemed to be a trustee of any amounts to be paid to a Participant.  Any liability of the Premier Group to pay any Participant with respect to a potential Plan Award shall be based solely upon any obligations created pursuant to the provisions of the Plan; and no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Premier Group.  However, the Premier Group shall have the discretion at any time to segregate such assets that may be represented by an Award.  Such assets will at all times remain the property of the Premier Group.  Moreover, any Participants and their beneficiaries shall at all times be merely unsecured creditors of the Company.

11.5                        Plan Document Governs.  In the event of a conflict between any other written or oral statements and this Plan document, the provisions of this Plan document shall govern.

11.6                        Governing Law.  The construction and operation of this Plan are governed by the laws, rules, and judicial decisions of the State of Delaware, except as superseded by federal law.

11.7                        Headings.  All headings in the Plan are for reference only and not to be utilized in construing the Plan.

11.8                        Gender.  Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

11.9                        Singular and Plural.  Unless clearly inappropriate, singular terms refer also the plural and vice versa.

11.10                 Severability.  Every provision of this Plan is severable from every other provision of this Plan.  Thus, if any part of the provisions contained in this Plan document is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision (with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced) shall remain in full force and effect, and all other covenants and provisions contained in this Plan document shall, nevertheless, remain in full force and effect to the fullest extent permitted by law, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

11.11                 Waiver of Breach.  Waiver by the Committee, the Administrator or the Premier Group of any provision of this Plan shall not operate or be construed as a waiver of any other provision of this Plan or any other future breach of the provisions so waived.

ARTICLE 12.  EFFECTIVE DATE

12.1                        Effective Date.  The Plan as amended and restated shall become effective as of September 1, 2003.